EXHIBIT 99.1

ResCare Reports Fourth Quarter and Year-End 2008 Results

Company Confirms 2009 Guidance

LOUISVILLE, Ky., March 9, 2009 (GLOBE NEWSWIRE) -- ResCare (Nasdaq:RSCR) today announced results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Financial Highlights

Consolidated revenues for the fourth quarter of 2008 increased 7.5% over the prior year period to $394.9 million. The Company reported income from continuing operations of $14.7 million, or $0.44 per diluted common share. Income from continuing operations includes a $4.1 million ($2.5 million, net of tax, or $0.07 per diluted common share) reduction of the legal reserves established during the second quarter of 2008. Income from continuing operations for the fourth quarter of 2007 was $12.1 million, or $0.36 per diluted common share.

Full Year 2008 Financial Highlights

Consolidated revenues for the full year 2008 increased 7.7% over 2007 to $1.54 billion. The Company reported income from continuing operations in 2008 of $36.9 million, or $1.10 per diluted common share, compared with $44.2 million, or $1.32 per diluted common share, in 2007. The operating results for 2008 include a charge of $20.3 million ($12.4 million, net of tax, or $0.37 per diluted common share) relating to four resolved legal matters. In 2008 and 2007, diluted loss per common share from discontinued operations was $0.01.

"In a challenging environment, our business remains solid," said Ralph G. Gronefeld, Jr., president and chief executive officer. "We grew revenue, effectively controlled costs, managed working capital, and protected our balance sheet."

In closing, Mr. Gronefeld added, "Our payors continue to face difficult conditions, and our company will have more challenges in 2009. However, we feel we are well positioned to address these challenges. Our strong balance sheet enables us to take advantage of opportunities for growth, and we will continue to focus on quality services and fiscal discipline."

2009 Guidance Confirmed

The Company confirmed its 2009 guidance of diluted earnings per common share from continuing operations in the range of $1.52 to $1.58 and revenues of $1.61 billion to $1.67 billion. The 2009 guidance assumes a decrease of approximately one-half of one percent in aggregate reimbursement rates for the second half of 2009 within the Company's Community Services Group. Additionally, the guidance assumes an income tax rate of 37% and acquisition-related costs of approximately $0.03 per diluted common share associated with planned 2009 acquisitions as a result of the adoption of a new accounting standard.

A listen-only simulcast of ResCare's fourth quarter and year-end 2008 conference call will be available on-line at www.rescare.com on March 10, 2009, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare has 35 years of experience helping people reach their highest level of independence and is one of the largest providers of home care to the elderly and persons with disabilities. We also offer residential and support services to people with intellectual and developmental disabilities and provide education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 45,000 dedicated employees serve daily more than 65,000 people in 39 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

                            RESCARE, INC.
                   Unaudited Financial Highlights
                (In thousands, except per share data)

                          Three Months Ended          Year Ended
                             December 31,            December 31,
                        ----------------------- -----------------------
                           2008        2007        2008        2007
                        ----------- ----------- ----------- -----------
 Income Statement Data:
 Revenues               $  394,883  $  367,182  $1,543,583  $1,433,298
 Facility and program
  expenses(1)(2)           351,727     331,177   1,407,829   1,292,412
                        ----------- ----------- ----------- -----------
  Facility and program
   contribution             43,156      36,005     135,754     140,886
 Corporate general and
  administrative(1)         14,547      13,689      58,893      54,293
 Other operating expense
  (income), net                 45        (157)         41        (571)
                        ----------- ----------- ----------- -----------
  Operating income          28,564      22,473      76,820      87,164
 Interest expense, net       5,471       4,487      19,099      18,518
                        ----------- ----------- ----------- -----------
  Income from continuing
   operations before
   income taxes             23,093      17,986      57,721      68,646
 Income tax expense          8,353       5,846      20,822      24,413
                        ----------- ----------- ----------- -----------
  Income from continuing
   operations               14,740      12,140      36,899      44,233
 (Loss) income from
   discontinued
   operations, net of
   taxes                       (60)         56        (339)       (342)
                        ----------- ----------- ----------- -----------
 Net income                 14,680      12,196      36,560      43,891
 Net income attributable
  to preferred
  shareholders               2,112       1,750       5,263       6,320
                        ----------- ----------- ----------- -----------
 Net income attributable
  to common
  shareholders          $   12,568  $   10,446  $   31,297  $   37,571
                        =========== =========== =========== ===========
 Basic earnings (loss)
  per common share:
  From continuing
   operations           $     0.44  $     0.37  $     1.11  $     1.34
  From discontinued
   operations                (0.00)      (0.00)      (0.01)      (0.01)
                        ----------- ----------- ----------- -----------
   Basic earnings per
    common share        $     0.44  $     0.37  $     1.10  $     1.33
                        =========== =========== =========== ===========
 Diluted earnings (loss)
  per common share:
  From continuing
   operations           $     0.44  $     0.36  $     1.10  $     1.32
  From discontinued
   operations                (0.00)      (0.00)      (0.01)      (0.01)
                        ----------- ----------- ----------- -----------
   Diluted earnings per
    common share        $     0.44  $     0.36  $     1.09  $     1.31
                        =========== =========== =========== ===========
 Weighted average number
  of common shares:
  Basic                     28,613      28,409      28,462      28,215
  Diluted                   28,613      28,715      28,600      28,589

 (1) The Company recorded share-based compensation expense of
     $1.3 million ($0.03 per diluted common share) and $1.3 million
     ($0.03 per diluted common share) for the three months ended
     December 31, 2008 and 2007, respectively.  Of the $1.3 million for the three months ended December 31, 2008, the Company
     included $0.8 million in corporate general and administrative expenses and $0.5 million in facility and program expenses.  Of the $1.3 million recorded for the three months ended December 31,
     2007, the Company included $0.8 million in corporate general and administrative expenses and $0.5 million in facility and program expenses.  The Company recorded share-based compensation expense of $4.8 million ($0.09 per diluted common share) and $6.6 million
     ($0.13 per diluted common share) for the year ended December 31,
     2008 and 2007, respectively.  Of the $4.8 million for the year ended December 31, 2008, the Company included $2.7 million in corporate general and administrative expenses and $2.1 million in facility and program expenses.  Of the $6.6 million recorded for the year ended December 31, 2007, the Company included $3.7 million in corporate general and administrative expenses and
     $2.9 million in facility and program expenses.
 (2) Facility and program expenses for the three months ended
     December 31, 2008, include a $4.1 million reduction of legal reserves.  Facility and program expenses for the year ended
     December 31, 2008, include a charge of $20.3 million recorded when the Company increased its legal reserves to reflect the estimated cost to resolve four legal matters.

                            RESCARE, INC.
             Unaudited Financial Highlights (continued)
                           (In thousands)

                                                    Dec. 31,  Dec. 31,
                                                      2008      2007
                                                    --------  --------
 Balance Sheet Data:
                      ASSETS

 Cash and cash equivalents                          $ 13,594  $ 10,809
 Accounts receivable, net                            230,976   206,529
 Other current assets                                 46,913    42,234
                                                    --------  --------
   Total current assets                              291,483   259,572
 Property and equipment, net                          84,157    83,336
 Goodwill                                            476,196   443,623
 Other assets                                         62,307    48,012
                                                    --------  --------
                                                    $914,143  $834,543
                                                    ========  ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities                                $155,921  $150,025
 Other long-term liabilities                          65,959    57,158
 Long-term debt                                      255,386   220,491
 Shareholders' equity                                436,877   406,869
                                                    --------  --------
                                                    $914,143  $834,543
                                                    ========  ========

                            RESCARE, INC.
             Unaudited Financial Highlights (continued)
                           (In thousands)

                                                       Year Ended
                                                      December 31,
                                                  ---------------------
                                                     2008       2007
                                                  ---------- ----------
 Cash Flow Data:
 Net income                                       $  36,560  $  43,891
 Adjustments to reconcile net income to cash
  provided by operating activities:
   Depreciation and amortization                     22,943     19,789
   Amortization of discount                           1,192      1,084
   Impairment charge                                    313        331
   Deferred compensation                                 95        202
   Deferred income taxes                              6,311      3,531
   Excess tax benefits from share-based
    compensation                                       (935)    (1,387)
   Provision for losses on accounts receivable        7,104      6,364
   Share-based compensation                           4,846      6,621
   Gain on sale of assets                                (5)       (72)
   Changes in operating assets and liabilities      (31,872)     5,421
                                                  ---------- ----------
    Cash provided by operating activities            46,552     85,775
                                                  ---------- ----------

 Cash flows from investing activities:
  Proceeds from sale of assets                          633        984
  Purchases of property and equipment               (19,391)   (24,011)
  Acquisitions of businesses                        (56,659)   (72,375)
                                                  ---------- ----------
    Cash used in investing activities               (75,417)   (95,402)
                                                  ---------- ----------

 Cash flows from financing activities:
  Debt borrowings, net                               31,894      9,426
  Proceeds from sale and leaseback transactions          --      1,966
  Debt issuance costs                                  (118)      (225)
  Excess tax benefits from share-based
   compensation                                         935      1,387
  Employee withholding payments on share-based
   compensation                                      (1,593)        --
  Proceeds received from exercise of stock
   options                                            1,562      2,341
                                                  ---------- ----------
    Cash provided by financing activities            32,680     14,895
                                                  ---------- ----------
  Effect of exchange rate on cash and cash
   equivalents                                       (1,030)        --
                                                  ---------- ----------
  Increase in cash and cash equivalents           $   2,785  $   5,268
                                                  ========== ==========

                            RESCARE, INC.
             Unaudited Financial Highlights (continued)
                       (Dollars in thousands)

                          Three Months Ended        Year Ended
                            December 31,           December 31,
                        --------------------- -------------------------
                           2008       2007        2008         2007
                        ---------- ---------- ------------ ------------
 Segment Data:
 Revenues:
  Community Services    $284,056   $270,553   $1,109,275   $1,052,409
  Job Corps Training
   Services               41,674     41,278      163,944      163,904
  Employment Training
   Services               55,753     50,501      222,394      197,588
  Other                   13,400      4,850       47,970       19,397
                        ---------- ---------- ------------ ------------
  Consolidated          $394,883   $367,182   $1,543,583   $1,433,298
                        ========== ========== ============ ============

 Operating Income:
  Community Services(1) $ 34,924   $ 29,186   $   99,633   $  111,350
  Job Corps Training
   Services                2,946      2,883       11,782       11,588
  Employment Training
   Services                5,253      3,657       22,692       17,093
  Other                      188        456        1,903        1,446
  Corporate general and
   administrative        (14,747)   (13,709)     (59,190)     (54,313)
                        ---------- ---------- ------------ ------------
  Consolidated(1)       $ 28,564   $ 22,473   $   76,820   $   87,164
                        ========== ========== ============ ============

 Operating Margin:
  Community Services(1)     12.3%      10.8%         9.0%        10.6%
  Job Corps Training
   Services                  7.1%       7.0%         7.2%         7.1%
  Employment Training
   Services                  9.4%       7.2%        10.2%         8.7%
  Other                      1.4%       9.4%         4.0%         7.5%
  Corporate general
   and administrative       (3.7%)     (3.7%)       (3.8%)       (3.8%)
  Consolidated(1)            7.2%       6.1%         5.0%         6.1%

 (1) The three months ended December 31, 2008, includes an increase of
     $4.1 million recorded as a result of a settlement of a lawsuit.
     Year ended December 31, 2008, includes a pre-tax charge of
     $20.3 million, recorded when the Company increased its legal reserves due to the resolution of four legal matters.

CONTACT:  ResCare
          David W. Miles, Chief Financial Officer
            502-394-2137
          Derwin A. Wallace, Director of Investor Relations
            502-420-2567